Visium Technologies, Inc. Enters Into License Agreement with George Mason Research Foundation for Cybersecurity technology

FORT LAUDERDALE, FL / JULY 27, 2018 / Visium Technologies Inc. (OTCPink: “VISM”) announced today that it has entered into a Patent License Agreement with George Mason Research Foundation, Inc. (“GMRF”), a non-profit organization formed for the benefit of George Mason University (“GMU”). The Agreement has broad applications in the cybersecurity arena.

Mr. Mark Lucky, the CEO of Visium Technologies Inc., commented that, “The cybersecurity market is extremely competitive, and the real value-add to customers comes from advanced algorithms that transform data into meaningful, actionable insights. This technology license, which is backed by 8 patents, provides precisely these kinds of advanced algorithms developed by world-leading researchers at George Mason University.”

This technology from GMU will provide Visium with exceptional capabilities that can address a wide range of cybersecurity needs including comprehensive network risk assessment, vulnerability assessment, threat detection, and intelligence correlation. This technology also enables customers to control costs, better utilize capital assets, prevent unplanned downtime and control maintenance costs, while improving operational efficiencies across the enterprise. We have developed a business plan which outlines the revenue potential of this technology and how it will become a significant capability in our cybersecurity portfolio. We expect to generate revenues from this license and the additional initiatives that we have in the works in the very near term.”

About Visium Technologies, Inc.

Visium Technologies, Inc. (VISM) is a Florida based company focused on global cybersecurity, advancing technology and cybersecurity tools and services to support enterprises in protecting their most valuable assets - their data, on their networks, in the cloud, and IoT.

For more information please visit www.visiumtechnologies.com.

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Contact:

Visium Technologies, Inc.

Corporate: Mark Lucky, Chief Executive Officer

mlucky@visiumtechnologies.com